ITEM 77E.  LEGAL PROCEEDINGS

Since February 2004, Federated and related entities
(collectively, "Federated") have been named as defendants in several lawsuits, that were consolidated into a single action in the United States
District Court for the Western District of
Pennsylvania, alleging excessive advisory fees involving one of the Federated-sponsored mutual funds. Without admitting the validity of any claim, Federated reached a final settlement with the Plaintiffs in these cases in April 2011.

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		US_ACTIVE-104931095.1-CCRYAN 9/1/11 10:44 AM